Exhibit 23.2

JAMES STAFFORD

James Stafford

Chartered Accountants

Suite 300 – 555 West Georgia Street

Vancouver, British Columbia

Canada V6B 1Z6

Telephone +1 (604) 669 0711

Facsimile +1 (604) 669 0754

Independent Auditors’ Consent

We consent to the use of our report dated May 2, 2003 on the consolidated balance sheets of Surge Technologies Corp. (formerly known as “Boundless Vision Incorporated”) as of March 31, 2003 and 2002 and the related consolidated statements of operations and deficit, cash flows and changes in shareholders’ equity for each of the years then ended, included in this registration statement and prospectus on Form SB-2, dated July 18, 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

Vancouver, Canada

  /s/ James Stafford (signed)

July 18, 2003

       Chartered Accountants